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                                                                     Exhibit 4.1

                         THIRD AMENDMENT TO DECLARATION

                             OF SUBSCRIPTION RIGHTS

      THIS THIRD AMENDMENT, dated as of November 29, 2005, is made to the Declaration of Subscription Rights, dated as of October 4, 1998 (the "Rights Plan") of SkillSoft Public Limited Company (formerly named SmartForce Public Limited Company) (the "Company").

      WHEREAS, pursuant to Section 18 of the Rights Plan, the Company may from time to time supplement or amend the Rights Plan in accordance with the provisions of Section 18 thereof; and

      WHEREAS, the Board of Directors has determined that it is desirable to terminate the Rights Plan; and

      NOW, THEREFORE, the Company hereby amends the Rights Plan as follows:

      1. Section 1(p) of the Rights Plan is hereby modified and amended to read in its entirety as follows:

                  "`Final Expiration Date' shall mean November 30, 2005."

      2. All references in the form of Subscription Rights Certificate attached to the Rights Plan as Exhibit A and the Summary of Declaration of Subscription Rights attached to the Rights Agreement as Exhibit B to "October 4, 2008" are hereby changed to "November 30, 2005".

      Executed as of the date set forth above.

                                            /s/ Charles E. Moran
                                            ----------------------------------
                                            Charles E. Moran, President and
                                            Chief Executive Officer and Director